Exhibit 99.1

4Front Ventures Announces Issuance of Securities to Consultants, Directors, and Officers

PHOENIX, April 24, 2024 /CNW/ - 4Front Ventures Corp. (CSE: FFNT) (OTCQX: FFNTF) ("4Front" or the "Company"), a vertically integrated, multi-state cannabis operator and retailer, announced that it has authorized the issuance of certain securities in consideration for services provided by consultants, directors, and officers.

Class A Shares

The Company has agreed to issue 1,000,000 class A subordinate voting shares in the capital of the Company ("SVS") to settle obligations of the Company pursuant to a Severance and Consulting Agreement effective January 8, 2024 between the Company and Leonid Gontmakher, the former Chief Executive Officer of the Company. The SVS will be issued at a price of C$0.10 per SVS.

Restricted Share Units

The Company also announced that it has agreed to issue a total of 14,718,644 restricted share units ("RSUs") at a deemed issue price of C$0.10 based on the closing price of the SVS on April 24, 2024, to certain consultants, directors, and officers of the Company in payment of compensation owed. The RSUs represent the right to receive one SVS upon the earliest to occur of a change in control, disability, death, unforeseeable emergency, separation from service other than for cause, or the date that is 18 months following the grant date, each as more particularly described in the applicable restricted share unit agreement.

Warrants

Further, the Company has agreed to issue 5,483,600 purchase warrants convertible into SVS (each a "Warrant") to settle debt owed to a service provider. Each Warrant will be exercisable at US$0.07 into one SVS for a period of 4 years upon the satisfaction of specified commercial milestones.

About 4Front Ventures Corp.

4Front is a national, vertically integrated multi-state cannabis operator with operations in Illinois and Massachusetts and facilities in Washington. Since its founding in 2011, 4Front has built a strong reputation for its high standards and low-cost cultivation and production methodologies earned through a track record of success in facility design, cultivation, genetics, growing processes, manufacturing, purchasing, distribution, and retail. To date, 4Front has successfully brought to market more than 20 different cannabis brands and over 1,800 products, which are strategically distributed through its fully owned and operated Mission dispensaries and retail outlets in its core markets. As the Company continues to drive value for its shareholders, its team is applying its decade of expertise in the sector across the cannabis industry value chain and ecosystem. For more information, visit 4frontventures.com.

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SOURCE 4Front Ventures Corp.

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%CIK: 0001783875

For further information: 4Front Investor Contacts: Andrew Thut, Chief Executive Officer, IR@4frontventures.com, 602-633-3067; 4Front Media Contact: pr@4frontventures.com

CO: 4Front Ventures Corp.

CNW 18:06e 24-APR-24